Exhibit 10.1
UNIVERSAL FIELD SERVICES, INC.
14677 Midway Road, Suite 115
Addison, TX 75001

June 15, 2007

Mr. William H Oyster, President	County: Dallas
DGSE Corporation	Highway No. IH 635 @ 35E
2817 Forest Lane	Location:
Dallas, TX 75234	Project No. 8118-01-034
ROW CSJ No. 2374-01-052
District Dallas
Parcel No. 22
Dear Mr. Oyster:
You have indicated a willingness to sign a deed for a portion of your property on behalf of DGSE Corporation (Owner); being a 18,443 square feet tract of land which is situated at 2817 Forest Lane, in the City of Dallas, Dallas County, Texas, being a part of the Issac B. Webb survey, Abstract No. 1574, being further situated in Block Number 6589, official number of the City of Dallas, being part of a tract of land described to DGSE Corporation as recorded in Volume 87235, Page 4525, Deed Records of Dallas County, Texas (D.R.D.C.T), and being more particularly described by metes and bounds on the attached Exhibit A.
It is important to confirm this agreement in order to avoid any possible misunderstanding as to the details of the purchase or the process by which the Texas Department of Transportation (TxDOT) will make payment. The payment of $1,299,898.00 as herein agreed will constitute full payment to be made by TxDOT for the property to be conveyed to the State.
TxDOT and the Grantor have agreed to the following provisions.
Until payment is made by TxDOT, title and possession of the property to be conveyed remains with the Owner. The Owner shall bear all risk of loss to any and all such property prior to such payment. Either the Owner or TxDOT shall have the right to terminate this agreement.
The payment of the amount herein stated and the terms provided constitute the only promises, consideration and conditions of this purchase; and no other promises, consideration or conditions have been signified or implied, save and except any benefits which may accrue under the State’s Relocation Assistance Program and the mutual benefits to be derived by the Owner and TxDOT from the signing of this agreement.
The State, without cost to the Owner, will pay the cost of recording all instruments conveying title to the State.

It is understood and agreed by all parties as follows:
1.	The Escrow Officer is authorized to deduct from the Owners proceeds, an amount sufficient to cover the amount of prorated taxes due up to the date of closing.

2.	The Owner must provide the Title Company a Corporate Resolution by the Board of Directors of DGSE Corporation authorizing the current transaction, naming the officers authorized to execute the necessary instrument(s).

3.	Owner agrees to secure the required and fully executed Release of Lien from the Mortgage Holder and deliver said document to Fidelity Title Company at least (15) days prior to the close of escrow. The Escrow Officer will review the said document and the close of escrow will proceed accordingly.

4.	Owner to retain the following improvements: Steel Sign Poles, Trade Sign(s), Miscellaneous Lights and AC Units. Owner agrees and understands that the Owner shall remove improvement(s) by January 7, 2008. In the event that Owner fails for any reason to remove said improvement(s) within the time herein provided for title to said improvement(s) including the portion or portions thereof located on the Owners remaining property, shall vest in the State of Texas, all for the same Consideration recited above.

5.	Universal Field Services, Inc. will continue to provide ongoing relocation advisory Assistance regarding the (ODA) Outdoor Advertising Sign owned by Federal Health Sign Company. All claims for relocation shall be filed with the agency no later than 18 months after the date if displacement or from the date the final payment is received for the real estate.
Owner understands and agrees that it will be necessary for the State to enter upon the remaining property out of which the above-described property was conveyed for the purpose of removing that portion of the above-described improvements, which are located on such Owner’s remaining property. Owner herby authorizes the State, its agents or assigns, to enter upon such remaining property of the Owner as a result of such entry and removal of said improvement(s).
In consideration of the State’s allowing Owner to occupy the herein described land after its acquisition by the State, Owner agrees that such occupancy shall terminate no later that January 7, 2008, subject, however to such written extensions of times as the State may grant. Such extensions will be granted only upon a showing by Owner of extenuating circumstances, which in the sole reasonable opinion of the State will justify such extension.
Owner agrees that such occupancy shall be for its benefit exclusively, and the Owner acknowledge that the said occupancy hereunder shall be for its sole benefit and that no payment has been made or is to be made to the State for use of such premises, and that any attempt to assign such benefit, or to lease, rent, sublet, or in any manner suffer or permit occupancy of the land or improvements thereon by a third party shall automatically suspend the operation of the provision, and the State shall then have immediate right of possession.

With respect to any improvements located upon said land, title to which is to acquired by the State, Owner shall make every reasonable effort to keep such improvements in good repair and shall exercise such diligence as may be necessary to protect same from damage. Owner shall continue to maintain adequate Casualty Insurance and Fire Loss policies through the period of Owner’s occupancy.
Owner acknowledges that it is occupying the premises “AS IS” with all faults. Owner hereby waives any and all causes of action, claims, demands, damages and liens based on any warranty, expressed or implied, including but not limited to implied warranty of suitability for a particular purpose.
It is suggested that you carefully review the proposed Right of Way Deed and satisfy yourself as to is provisions. With your signing of this agreement and execution of the deed the State will proceed with the issuance of a State warrant which will be made out jointly to you and to Fidelity Title Company, agent for the Texas Department of Transportation.
This company has been designated as the State’s closing agent and is responsible to see that TxDOT obtains clear title. It will not endorse the warrant and make payment until clear title is secured. At the same time, you have the right to withhold endorsement of the warrant and not accept payment until you are fully satisfied on all details of the transaction.

Sincerely,

/s/ Cheryl W. Bennett
Cheryl W. Bennett, SR/WA
Regional Manager for Texas Projects
Universal Field Services, Inc.
On behalf of The Texas Department of
Transportation
I (We) fully understand the Texas Department of Transportation proposal as contained in the agreement and hereby acknowledge receipt of the brochure entitled “Relocation Assistance.”
I (We) understand that relocation assistance benefits are handled entirely separate from and in addition to this transaction and agree that my (our) execution of the Right of Way Deed is based on this understanding.
DGSE CORPORATION
BY:

/s/ William H. Oyster
William H. Oyster, President SSN or FEI